Exhibit 99.1

To:	Directors and Executive Officers of
Boston Private Financial Holdings, Inc.

From:	Gerald Raphel

Date:	October 24, 2008

Re:	IMPORTANT NOTICE CONCERNING YOUR RIGHTS
REGARDING BOSTON PRIVATE FINANCIAL HOLDINGS, INC. STOCK

This notice is to inform you of significant restrictions on your ability to trade in equity securities of Boston Private Financial Holdings, Inc. (the “Company”) during an upcoming “blackout period” (the “Blackout Period”) that will apply to the Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan (the “Plan”). The Blackout Period is described in more detail in the Transition Guide, dated October 24, 2008, provided by Fidelity Management Trust Company (“Fidelity”) to Plan participants. (A copy of the Transition Guide is also enclosed with this Notice.)

1.	During the Blackout Period, you will be prohibited from, directly or indirectly, purchasing, selling, exercising or otherwise acquiring or transferring any equity security of the Company (or derivative security of such equity security, such as stock options) that you acquired in connection with your services or employment as a director or executive officer (including, for instance, shares acquired upon the exercise of stock options or in connection with a restricted stock award). The prohibition on transactions by you applies to equity securities in which you have a pecuniary interest, including amounts, if any, you may have invested in Company stock under the Plan and other securities, such as Company stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. These restrictions are required to comply with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR because the Blackout Period will specifically apply to Company common stock in the Plan.

2.	The Blackout Period is being imposed because the Plan Committee has decided to transfer the duties of trustee and recordkeeper of the Plan to Fidelity. Investment alternatives in the Plan will also be changed during the Blackout Period. The Blackout Period will begin at 4:00 p.m. (Eastern Standard Time) on November 24, 2008 and is expected to end during the week of December 14, 2008. During these weeks, you can determine whether the Blackout Period has started or ended by calling the Fidelity Retirement Benefits Line at 1-866-697-1048 or going to www.netbenefits.com. The Blackout Period is in addition to the Company’s trading windows related to its earnings releases and will have the effect of shortening the customary trading window generally applicable under normal circumstances.

3.	Certain exemptions from these rules apply, but the exemptions are narrow and should be discussed with Margaret W. Chambers, Executive Vice President and General Counsel for the Company, before you or your family members take any action concerning Company equity securities during the Blackout Period. These rules are in addition to the rules in the Company’s insider trading policy. The prohibition on purchases, sales and other transactions does not apply to trades made pursuant to Rule 10b5-1 trading plans, provided that you did not enter into or modify the trading plan during the Blackout Period, or while aware of the actual or approximate beginning or ending dates of the Blackout Period.

4.	If you have any questions regarding the Blackout Period, you should contact:

Gerald Raphel, Senior Vice President, Human Capital Resources
Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, Massachusetts 02109
Phone: (617) 912-4240
Email: graphel@bostonprivate.com